Underwriting Agreement for:

STRATTON REAL ESTATE FUND, INC.

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., Stratton Real Estate Fund, Inc. (formerly known as Stratton Monthly Dividend REIT Shares, Inc.) (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of December 31, 2000, as amended as of April 30, 2001 (the “Existing Underwriting Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund Company’s board of directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund Company’s board of directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

STRATTON REAL ESTATE FUND, INC.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	President
Date:	June 23, 2010

BNY MELLON DISTRIBUTORS INC.

By:	/s/ T. Deck
Name:	Tom Deck
Title:	President
Date:	June 25, 2010